EXHIBIT 99.1

DATE:   April 27, 1999

CONTACT:  Eldorus Maynard, Chairman & CEO

PHONE:  914-737-2777

FOR IMMEDIATE RELEASE

       PEEKSKILL FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER NET INCOME,
         DECLARES CASH DIVIDEND AND ANNOUNCES 100,000 SHARE REPURCHASE

Peekskill, New York - Peekskill Financial Corporation ("Company"), the holding company for First Federal Savings Bank ("Bank"), today announced net income of $395,000, or $0.20 per basic share, for the quarter ended March 31, 1999, compared to net income of $437,000, or $0.16 per basic share, for the same period last year. For the nine months ended March 31, 1999, net income totaled $1.3 million, or $0.56 per basic share, compared to $1.4 million, or $0.51 per basic share, for the nine months ended March 31, 1998. Diluted earnings per share amounts were $0.19 and $0.16 for the quarters ended March 31, 1999 and 1998, respectively, and $0.54 and $0.49 for the nine-month periods ended March 31, 1999 and 1998, respectively. The Company also announced that the Board of Directors has declared a quarterly cash dividend of $0.09 per share, payable June 11, 1999 to holders of record as of May 21, 1999.

In addition, the Company announced its intention to repurchase 100,000 of its outstanding shares of common stock in the open market over a twelve-month period. These shares will be purchased at prevailing market prices from time to time depending upon market conditions.

Net interest income decreased $114,000 in the current quarter compared to the quarter ended March 31, 1998 and decreased $92,000 for the nine months ended March 31, 1999 compared to the same period last year. Interest and dividend income increased $106,000 to $3.3 million for the quarter ended March 31, 1999 compared to the quarter ended March 31, 1998, reflecting a $14.5 million increase in average interest-earning assets partially offset by a 27 basis point decrease in the average yield. Interest expense increased $220,000 to $1.8 million for the quarter ended March 31, 1999 compared to the same quarter last year. This increase was due primarily to a $23.9 million increase in average interest-bearing liabilities partially offset by an 8 basis point decrease in the average cost. Interest and dividend income increased $677,000 to $10.1 million for the nine months ended March 31, 1999 compared to the same period a year ago. The increase was caused primarily by a $17.8 million increase in average interest-earning assets, partially offset by a 15 basis point decrease in the average yield. Interest expense increased $769,000 to $5.2 million for the nine months ended March 31, 1999 compared to the nine months ended March 31, 1998, primarily due to a $23.9 million increase in average interest-bearing liabilities.

During the current nine-month period, the Company recognized interest income on certain participation loans ("TASCO Loans"), which had been placed on non-accrual status during the quarter ended September 30, 1996. As a servicer of these loans, the FDIC is disputing its obligation to pass-through certain principal and interest payments on the loans whether or not such amounts are collected from the borrowers. The FDIC suspended payments beginning in 1996, but resumed making certain payments in the quarter ended June 30, 1997 and has continued to make current payments. As a result, interest payments of $34,000 (including $11,000 in the current quarter) received in the current nine-month period were recognized as income on a cash basis. However, the dispute over the suspended payments has not been resolved, and the TASCO Loans of $841,000 at March 31, 1999 and $876,000 at June 30, 1998 are included in the Company's total non-performing loans.

In addition to the TASCO Loans, the Bank had three loans, with principal balances totaling $382,000 on non-accrual status at March 31, 1999 and two loans, with principal balances totaling $245,000 on non-accrual status at June 30, 1998. One-to-four family mortgage loans past due more than 90 days but still accruing interest totaled $324,000 at March 31, 1999 compared to $370,000 at June 30, 1998. The Bank had no real estate owned at March 31, 1999 and one property classified as real estate owned with a carrying value of $94,000 at June 30, 1998.

The provision for loan losses was $15,000 for the quarters ended March 31, 1999 and 1998, and $45,000 for the nine-month periods ended March 31, 1999 and 1998. The overall allowance for loan losses was $727,000 or 47.0% of non-performing loans at March 31, 1999, compared to $682,000 or 45.7% of non-performing loans at June 30, 1998. There were no loan charge-offs or recoveries in the nine-month periods ended March 31, 1999 and 1998. Management continues to evaluate the adequacy of the allowance for loan losses based on local economic and real estate market conditions, loan portfolio growth and the level of non-performing loans.

Non-interest expense decreased $20,000 for the quarter ended March 31, 1999 compared to the prior year quarter. The decrease was caused primarily by an $82,000 decrease in compensation and benefits expense, partially offset by a $12,000 increase in computer service fees and a $38,000 increase in professional fees. For the nine months ended March 31, 1999, non-interest expense totaled $2.7 million, an increase of $87,000 compared to the same period last year. The increase was caused primarily by a $19,000 increase in occupancy costs, a $31,000 increase in computer service fees, a $34,000 increase in professional fees and a $68,000 increase in other operating expenses, partially offset by a $77,000 decrease in compensation and benefits expense. The decreases in compensation and benefits expense for the three and nine month periods ended March 31, 1999 compared to the year ago periods was caused primarily by a $64,000 charge to earnings last year for the full vesting of certain shares, under the Company's RRP, due to the death of a Director.

Income tax expense for the quarter ended March 31, 1999 decreased $45,000 compared to the same period last year and decreased $54,000 for the nine-month period ended March 31, 1999 compared to the same period a year ago, primarily due to decreases in pre-tax income.

Total assets at March 31, 1999 were $201.2 million compared to $200.3 million at June 30, 1998. The increase of $851,000 is comprised of a $7.9 million increase in net loans, substantially offset by a $6.5 million decrease in total securities and an $832,000 decrease in cash and cash equivalents. Changes in the Company's funding sources during the current nine-month period included a $10.0 million increase in borrowings under securities repurchase agreements and a $5.4 million increase in depositor accounts, partially offset by a $14.7 million decrease in stockholders' equity. The decrease in stockholders' equity primarily reflects treasury stock purchases of $15.8 million (including $13.5 million in the current quarter upon completion of the Modified Dutch Auction Tender Offer) and dividends paid of $622,000, partially offset by net income of $1.3 million.

The Company's stock is traded on the NASDAQ National Market System under the symbol PEEK .

                                                                    EXHIBIT 99.2


                        PEEKSKILL FINANCIAL CORPORATION
             SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                (Dollars in thousands, except per share amounts)


                                               March 31,              June 30,
                                                 1999                   1998
                                             ---------------      --------------
Selected Financial Condition Data:
Total assets                                    $201,192                $200,341
 Loans, net                                       55,549                  47,631
Securities:
   Held-to-maturity                              121,312                 135,446
   Available-for-sale                             16,150                   8,498
Cash and cash equivalents                          3,794                   4,626
Depositor accounts                               145,215                 139,858
Securities repurchase agreements                  23,000                  13,000
Stockholders' equity                              28,477                  43,206

Non-performing loans                              $1,547                  $1,491
Real estate owned                                    ---                      94

Book value per share                              $14.51                  $14.92
Equity as a percent of total assets               14.15%                  21.57%




                                   For the three months   For the nine months
                                      ended March 31,        ended March 31,
                                   --------------------  --------------------
                                      1999      1998       1999        1998
                                   ---------  ---------  ---------  ---------
Selected Operating Data:
Interest and dividend income        $ 3,326    $ 3,220   $10,051      $ 9,374
Interest expense                      1,760      1,540     5,185        4,416
                                    -------    -------   -------      -------
Net interest income                   1,566      1,680     4,866        4,958
Provision for loan losses                15         15        45           45
Non-interest income                      61         54       193          166
Non-interest expense                    916        936     2,701        2,614
                                    -------    -------   -------      -------
Income before income tax expense        696        783     2,313        2,465

Income tax expense                      301        346     1,018        1,072
                                    -------    -------   -------      -------
Net income                          $   395    $   437   $ 1,295      $ 1,393
                                    =======    =======   =======      =======
Earnings per share:
   Basic                              $0.20      $0.16     $0.56        $0.51
   Diluted                            $0.19      $0.16     $0.54        $0.49

Return on average assets              0.77%      0.91%     0.85%        1.00%
Return on average equity              4.39%      3.82%     4.29%        3.99%